Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 6, 2019, with respect to the consolidated financial statements included in the Annual Report of NextDecade Corporation on Form 10-K for the year ended December 31, 2018.  We consent to the incorporation by reference of said reports in the Registration Statements of NextDecade Corporation on Form S-8 (No. 333-222082, effective December 15, 2017) and Forms S-3 (File No. 333-228914, effective December 26, 2018, File No. 333-222477, effective January 23, 2018, and File No. 333-220263, effective October 10, 2017).

/s/ GRANT THORNTON LLP

Houston, Texas

March 6, 2019